Exhibit 10.3

LETTER OF ENGAGEMENT

Dear Sir,

This letter is to confirm our understanding of the terms of our engagement and the nature and limitations of the services that we provide.

The assignment is between

Santo Pita Corporation
Plaza Tania, Romulo Betancourt no. 289 Local 306
Bella Vista, Santo Domingo, Dominican Republic

Represented by its president "Rosa Habeila Feliz Ruiz"

And

Deutron Technologies (P) Ltd
69/2473 Keerthi Nagar,
Elamakkara P. O.,
Cochin - 682026,
Kerala, India

Represented by its Chief Executive Officer "Rachel Samuel"

Purpose, Scope and Output of the Engagement

This firm will provide Web site / web application development services, which will be conducted in accordance with the relevant professional and ethical standards. The extent of our procedures and services will be limited exclusively for this purpose only.

Website design and application Development will be engaged for the agreed purpose.

The currently agreed purpose is " Development of a web site / application similar to webmd.com limited to Dentist Domain only"

Scope of the engagement is as below

  Design of web site interface
  Development of the back end application
  Domain is limited to Dentist
  Functional features similar to webmd.com
  The development will be carried out in English Language

Responsibilities

    In conducting this engagement, information acquired by Deutron in the course of the engagement is subject to strict confidentiality requirements. That information will not be disclosed by Deutron to other parties except as required or allowed for by law, or with Santo Pita Corporation's express consent.

    Santo Pita Corporation is required to arrange for reasonable access by Deutron to relevant individuals and scope of the project, and shall be responsible for both the completeness and accuracy of the information supplied to Deutron.

    Deutron shall report progress of Development and release Beta version of each module and Santo Pita Corporation is expected to test and provide feedback, corrections if any etc so that both parties make sure the development is in line with the expectations.

    Deutron shall develop the software meeting the standards and specifications as agreed and Santo Pita Corporation shall test and confirm the progress and make the agreed payment as agreed.

Fees

The fee arrangement is based on the scope and responsibility discussed and is fixed for the current scope

Fee Amount:

USD 4500/- Payable as below
50% advance; 25% on trail launch and final 25% within 45 days of trial launch

This fee arrangement will be subject to change if the following circumstances should occur:

a)     Scope Changes
b)     Test feedback delays and developer proceeds
c)     Additional Domain (In addition to Dentist) gets added
d)     Application launch in Mobile version / any other
e)     Additional Language versions
f)     The domain Name and Space for Hosting ( Server) if provided by Deutron

Limitation of Liability
The company will develop the site according to the specifications given and will in no way be liable for coright infingement or plagiarism related charges.

Ownership of the website

    The Client (Santo Pita Corporation) will have complete ownership of the website along with the design and the software and we (Deutron) will in no way claim ownership of any of the work delivered under the scope specified.

Confirmation of Terms

Please sign and return the attached copy of this letter to indicate that it is in accordance with your understanding of the arrangements. This letter will be effective for future years unless we advise you of any change.

Yours sincerely,

Signature of Member                                                 RACHEL SAMUEL
Rachel Samuel                                                           Date : 20th July 2010

Acknowledged on behalf of ( Santo Pita Corporation) by:

Signature of client                                                       ROSA HABEILA FELIZ RUIZ
Rosa Habeila Feliz Ruiz, President                              Date : 20th July 2010